Exhibit 17(a)

[LETTERHEAD]

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) the special committee of the Board of Directors (the “Board”) of Franklin BSP Capital Corporation (“FBCC”) and (ii) the Board of FBCC, as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Franklin BSP Merger Sub, Inc., a wholly owned subsidiary of FBCC, with and into Franklin BSP Lending Corporation (“FBLC”), after which FBLC will merge immediately with and into FBCC, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: October 6, 2023

Keefe, Bruyette & Woods, Inc.